Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-4 of MN8 Energy Holdings LLC of our report dated August 10, 2026 relating to the financial statements of MN8 Energy Holdings LLC, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
St. Louis, Missouri
October 7, 2026